Exhibit 99.E.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into as of the March 16, 2009, by and between etrials, Inc., a Delaware corporation (the "Company") (where the context permits, references to the Company also shall include etrials Worldwide, Inc., a Delaware corporation, of which etrials, Inc. is a wholly-owned subsidiary, and etrials Worldwide Limited, a corporation of England and Wales which is a sister company to etrials, Inc., and any future direct or indirect subsidiary of etrials Worldwide, Inc.); and E. James Emerson ("employee");

W I T N E S S E T H:

WHEREAS, the Company is an eClinical software and services company providing software and system solutions to the pharmaceutical, biotechnology, and medical device industries for the primary purpose of optimizing the clinical trial process (the "Company's Business"); and,

WHEREAS, the Company presently employs employee as Vice President of Technology and Development; and,

WHEREAS, during the course of employee's employment with the Company, the Company has made and shall continue to make available to employee confidential information relating to the Company's Business, and in this connection, the Company and employee have reached an agreement concerning a confidentiality and noncompetition arrangement and desire to set forth their agreement in writing.

NOW, THEREFORE, for and in consideration of employee's continued employment with the Company, the consideration set forth below in Sections 2, 3, and 4(a), and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and employee hereby agree as follows:

1.           Relationship and Duties.

(a)           Employment.  Effective March 16th 2009 (the “Effective Date”), the Company agrees to employ employee, and employee accepts employment with the Company, upon the terms and conditions stated herein.  As an employee of the Company, employee will (i) serve as the Company's Vice President of Technology and Development and, in such position, shall be subject to the direction of the Company's Board of Directors; (ii) perform such duties and exercise such authority as is customary for persons holding such position; and (iii) have such other duties and responsibilities as shall be assigned to him from time-to-time.

(b)           Standards of Performance and Conduct.  During his employment, employee shall (i) faithfully and diligently discharge his duties and responsibilities under this Agreement; (ii) perform in a reasonably competent manner the duties associated with his position with the Company; (iii) use his best efforts to implement the policies and procedures of the Company currently in effect or as established from time-to-time by the Company; and (iv) devote his full working time, attention, and efforts to the diligent performance of his duties herein specified and not accept employment with any other individual, corporation, or other entity, or engage as a corporate officer or employee in any other venture for profit, which may interfere in any way with employee's performance of his duties hereunder;   provided, however, that employee shall not be restricted from personally and for his own account dealing and investing in real estate, securities, and other forms of investments for his own benefit.

In the execution of his duties under this Agreement, employee shall comply at all times and in all material respects with any code of conduct or other personnel policies and procedures adopted by the Company, as the same are in effect and as amended or supplemented from time-to-time, and with all applicable federal and state statutes and all rules, regulations, administrative orders, statements of policy, and other pronouncements or standards promulgated thereunder.

2.           Term.  Unless sooner terminated as provided in Section 4, the term of employee's employment with the Company under this Agreement shall begin on March 16, and shall continue thereafter until September 15, 2010 (the "Initial Term").  If, following the Initial Term, employee remains employed by the Company, such employment shall be on an "at will" basis subject to termination as provided in Section 4.

3.           Compensation.

(a)           Base Salary.  For all services rendered by employee under this Agreement, the Company shall pay to employee a salary of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) per year (the "Base Salary"), such Base Salary to be payable on a monthly basis or as otherwise mutually agreed.

(b)           Withholding.  All compensation hereunder shall be subject to customary deductions and withholding taxes and such other deductions and withholdings as are required by law.

4.           Termination.

(a)           By the Company Without Cause.  The Company may terminate this Agreement and employee's employment under this Agreement at any time without stated cause upon at least two (2) weeks' written notice to employee (the "Notice Period").  The Company, in its sole discretion, may elect for employee not to serve out part or all of the Notice Period.  Upon any such termination by the Company under this Section 4, employee shall be entitled to receive compensation earned through the effective date of such termination and, thereafter, the Company shall have no further obligations hereunder;  provided, however, if the Company terminates this Agreement then the Company shall:

(i)           pay employee an amount equal to employee's Base Salary for 1 month plus a period equivalent to time employed to a maximum of six (6) months payable in accordance with the Company's normal payroll schedule over the six-month period following the effective date of termination (the "Severance Period"), subject to customary deductions and withholding taxes and such other deductions and withholdings as are required by law; and,

(ii)           provide continuing coverage for employee and his eligible dependents, under the Company's medical and dental benefit plans, programs, and policies then in effect if permitted until the earlier of the expiration of the Severance Period or the date that employee becomes eligible for substantially equivalent coverage and benefits under the plan and programs of a subsequent employer, provided that if by the terms of such benefit plans, employee or his family cannot be covered after termination of employment, and if employee chooses to exercise his rights to purchase continued health insurance coverage under the Company's health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), then the Company shall reimburse employee for the cost of such continued insurance coverage until the earlier of the expiration of the Severance Period or the date that employee becomes eligible for substantially equivalent coverage and benefits under the plan and programs of a subsequent employer.

(b)           By the Company For Cause.  The Company may terminate this Agreement and employee's employment under this Agreement at any time for cause (as defined below).  Upon any such termination by the Company, employee shall have no further rights under this Agreement and shall be entitled only to receive compensation earned under this Agreement through the effective date of such termination.  For purposes of this Agreement, the Company shall have "cause" to terminate this Agreement upon:

(i)           A determination by the Company, in good faith, that employee (A) has breached in any material respect any of the terms or conditions of this Agreement or any the Company policy or has discriminated against any employee, customer, or other person covered by any anti-discrimination laws, regulations, or policies; (B) has failed in any material respect to perform or discharge his duties or responsibilities of employment in the manner provided herein; or (C) is engaging or has engaged in conduct involving moral turpitude, willful misconduct, or conduct which is detrimental in any material respect to the standing, reputation, or business prospects of the Company or which has had, or likely will have, a material adverse effect on the Company's Business or reputation;

(ii)           The commission during employee's employment with the Company of a felony or any act of fraud, embezzlement, theft, or personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction);

(iii)           The unauthorized use of alcohol by employee during working hours or any use of alcohol by employee during nonworking hours that adversely affects his job performance or reflects negatively upon the Company, his ability to fulfill the responsibilities of his position, or the safety of himself or others; or

(iv)           employee's use of any addictive drug (except pursuant to the direction of a physician) or use of any controlled substance, as defined at 21 U.S.C. § 802 and listed on Schedules I through V of 21 U.S.C. § 812, as revised from time-to-time, or as defined by other federal or state laws or regulations.

(c)           By employee.  Employee may terminate this Agreement and his employment under this Agreement at any time without stated cause upon thirty (30) days' written notice to the Company.  The Company, in its sole discretion, may elect for employee not to serve out part or all of the notice period, in which case employee's employment shall terminate immediately.  Upon any termination under this Section 4(c), employee shall be entitled only to compensation earned through the final day of employee's active employment and, thereafter, the Company shall have no further obligations hereunder.

(d)           Death or Permanent Disability.  Subject to the Company's obligations and employee's rights under Title I of the Americans with Disabilities Act and the Family and Medical Leave Act, if applicable, and any other applicable federal or state laws, this Agreement and employee's employment hereunder shall terminate automatically upon employee's death or permanent disability.  Upon any termination under this Section 4(d), employee or his estate, as appropriate, shall be entitled to receive any compensation employee shall have earned prior to the date of termination but which remains unpaid.  Permanent disability for purposes of this Agreement shall mean a physical or mental condition of employee which renders employee incapable of performing his normal and regular employment duties and which condition shall be medically determined to be of permanent duration as defined by the Company's group disability policy (or, if no such policy is in effect, as defined by the Company).  Employee agrees to submit to such medical examinations as may be requested by the Company or the Company's disability insurer with regard to the issue of disability of employee.

5.           Noncompetition.

(a)           General.  employee hereby acknowledges and agrees that (i) the Company's Business, which is Internet-based, operates in a national, international, and global market; (ii) the Company will make a significant investment in the development of its business in this region, and specifically in the geographic area identified as the "Relevant Market" (as defined below) and, as a result, will have a valuable economic interest in its business in the Relevant Market which it is entitled to protect; (iii) in the course of employee's service as an employee of the Company, employee has been and will continue to be exposed to, and has and will continue to gain substantial knowledge of and familiarity with, Information (as defined below), all of which constitutes valuable assets and privileged information belonging to the Company; and (iv) in order to protect the Company's interest in its business, it is reasonable and necessary to place certain restrictions on employee's ability to compete against the Company.  For that purpose, and in consideration of the Company's agreements contained herein, employee covenants and agrees as provided below.

(b)           Covenant Not to Compete.  During the "Restriction Period" (as defined below), employee shall not "Compete" (as defined below), directly or indirectly, with the Company in the Relevant Market.

 (c)           Definitions.

(i)           Compete.  The term "Compete" means to engage in or assist any person or entity whose business is competitive with the Company's Business, whether as a director, officer, partner, member, manager, owner, employee, agent, consultant, or otherwise, in employment or other work similar to employee's duties with the Company during the one-year period immediately preceding the termination of employee's employment with the Company.

(ii)           Restriction Period.  The term "Restriction Period" means the period of employee's employment with the Company and the one (1) year period commencing on the effective date of any termination of employee's employment with the Company, whether such termination is voluntary or involuntary or with or without cause, and whether such termination occurs during or after the Initial Term.

(iii)           Relevant Market.  The term "Relevant Market" shall be defined as the following divisible and severable territorial divisions:

A.           the state or states within the United States in which the Company has engaged or engages in the Company's Business and in which employee has performed services on behalf of the Company;

B.           the state or states within the United States in which the Company has engaged or engages in the Company's Business;

C.           the United States and its territories;

D.           the United States and its territories, the United Kingdom, Ireland, and any other country in which the Company has engaged or engages in the Company's Business;

E.           the world.

(iv)           Information.  The term "Information" shall be defined as all confidential and proprietary information (whether in written, electronic, visual, oral, or other form) relating to the Company's Business, including but not limited to:

A.           all program code and documentation, software, research and development, specifications, design concepts, copyrights, trademarks, trade secrets, patents, inventions, development tools and procedures, internal reports and communications, test data, the nature and results of research and development activities, and plans for the development or acquisition of future products or product enhancements by the Company or its customer(s);

B.           the nature and type of the service rendered by the Company and the fees paid by the Company's customers for products and services;

C.           marketing techniques, marketing plans, mailing lists, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, customer data and preferences, customer site information, pricing strategies, and other materials or information relating to the manner in which the Company or its customer does business;

D.           any other materials or information related to the activities of the Company or the Company's Business which are not generally known to others engaged in similar businesses or activities;

E.           any other materials or information that have been created, discovered, or developed by, or otherwise become known to, the Company that have commercial value in the business in which the Company is engaged; and,

F.           any materials or information received by the Company or employee from third parties in confidence (or subject to nondisclosure covenants).

6.           Nonsolicitation and Nondisclosure.

(a)                      General.  During the course of employee's employment with the Company, employee has been and shall continue to be given, and has obtained and shall continue to obtain, Information pertaining to the Company's customers and prospective customers for the purpose of furthering the Company's Business, and has contacted and solicited and will continue to contact and solicit the Company's customers and prospective customers, who or which are located throughout the United States of America and the world. employee also acknowledges that the Company has spent and shall continue to spend considerable amounts of time, effort, and company resources in providing employee with, and that employee has and will continue to participate in the development of, Information.  Employee acknowledges and agrees that the Company has a right to and does regard all such Information as proprietary, and a trade secret or confidential, and has a right to protect it from disclosure and misuse.  To protect the Company from employee's use, disclosure, or exploitation of the Information, and to provide assurance to the Company that it safely may continue to provide employee with Information relating to the Company's customers, prospective customers, and the Company's Business, employee expressly covenants and agrees that employee shall not do any of the following without the Company's prior written consent (which may be withheld in the Company's sole discretion).

(b)                      Covenant of Nonsolicitation.  During the Restriction Period, either directly, indirectly, or through any person or entity, other than on behalf of the Company, employee shall not:

(i)           solicit or accept any business similar to the Company's Business from any person or entity who or which was or is a customer of the Company and with whom or which employee had or has had "Material Contact" (as defined below) on behalf of the Company within the one-year period immediately preceding the termination of employee's employment with the Company (a "Serviced Customer");

(ii)           solicit or accept any business similar to the Company's Business from any person or entity who or which was or is a prospective customer of the Company and with whom or which employee had or has had Material Contact on behalf of the Company within the one-year period immediately preceding the termination of employee's employment with the Company (a "Marketed Prospective Customer");

(iii)           divert or attempt to divert any Serviced Customer or Marketed Prospective Customer to any person or business entity competitive with the Company; or,

(iv)           employ or seek to employ, retain or seek to retain, or advise or recommend to any other person or business entity that such person/entity employ or seek to employ or retain or seek to retain, any employee or consultant of the Company, or solicit, induce, recruit, or encourage any such employee or consultant to terminate his or her relationship with the Company.

For purposes of this Agreement, employee will be deemed to have had "Material Contact" with a person or business entity if, in the course of employee's employment with the Company, employee obtained Information concerning the person or entity, or employee had personal dealings with the person or entity regarding matters related to the Company's Business.

(c)           Covenant of Nondisclosure.  Directly or indirectly, at any time, whether during employee's employment with the Company or after the termination of employee's employment with the Company for any reason, employee shall not divulge, use, disclose, publish, or communicate to any person or entity, any confidential information of any kind, nature, or description relating to the Company's Business, including but not limited to the Information;  provided, however, that during employee's employment with the Company, employee may disclose such information as permitted by the Company for the limited purpose of performing employee's job duties, but only to the extent authorized by the Company, or as is required by law to be disclosed.  During employee's employment with the Company or after the termination of employee's employment with the Company for any reason, employee shall not use the Information to the detriment of the Company or its principals, shareholders, officers, directors, or employees, particularly in any manner competitive with the Company, in any unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any business relationship of the Company with a customer or prospective customer.

The foregoing obligation of confidentiality and nondisclosure shall not apply when:

(i)           Public Domain.  The Information was in the public domain at the time of disclosure to employee, or at any time after disclosure has become a part of the public domain by publication or otherwise through sources other than employee, directly or indirectly, and without fault on the part of employee in failing to keep such Information confidential;

(ii)           Requirement of Law or Order.  Disclosure is required by law or court order, provided employee gives the Company prior written notice of any such disclosure so that the Company may seek to contest such disclosure or seek a protective order;

(iii)           Agreement.  Disclosure is made with the prior written agreement of the senior management of the Company; or,

(iv)           Third Party Disclosure.  The Information is lawfully disclosed to employee after the termination of employee's employment by a third party who is under no obligation of confidentiality to the Company with respect to such Information.

7.           Records.  All notes, data, tapes, reference materials, sketches, drawings, memoranda, models, records, any other documentation in any way relating to any of the information referred to in Sections 5 and 6 hereof (including without limitation, any Information) or to the Company's Business shall belong exclusively to the Company, and employee agrees to turn over to the Company all such materials and all copies of such materials in employee's possession or then under employee's control at the request of the Company or, in the absence of such request, upon the termination of employee's employment with the Company.

8.           Reasonableness and Enforceability.  EMPLOYEE HAS READ AND CAREFULLY CONSIDERED THE TERMS OF THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONTACT EMPLOYEE'S OWN LEGAL COUNSEL TO ADVISE EMPLOYEE REGARDING THE TERMS OF THIS AGREEMENT, AND EMPLOYEE NOW AGREES THAT THE TERMS OF THIS AGREEMENT ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTEREST OF THE COMPANY AND THE COMPANY’S STOCKHOLDERS.  EMPLOYEE FURTHER AGREES THAT THE RESTRICTIONS AND COVENANTS OF THIS AGREEMENT WILL NOT IMPAIR THE ABILITY OF EMPLOYEE TO SECURE EMPLOYMENT SO AS TO BE ABLE TO MAKE A REASONABLE LIVING.  The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of employee against the Company whether predicated on this Agreement or otherwise.

9.           Arbitration.  Any dispute or claim arising out of or in connection with any provision of this Agreement shall be resolved exclusively by an arbitration committee applying the laws of North Carolina whose decision shall be binding on the parties without further action or recourse.  The parties agree that the arbitration committee shall be comprised of three (3) individuals, each of whom shall be a resident of the State of North Carolina.  Each party shall name one (1) person to serve on the arbitration committee, and the two (2) persons so selected shall choose a third person to serve on the committee.  The decision of any two (2) members of the committee shall be the decision of the committee.  In the event that the members of the arbitration committee for any reason are not chosen within thirty (30) days from the date a party hereto gives notice of claim for arbitration, any party hereto thereafter shall have the right to apply to an appropriate court for the appointment by the court, pursuant to N.C. Gen. Stat. § 1-569.11, to the committee of three (3) qualified and disinterested arbitrators.  To assist the committee in its function as arbitrator, the committee may engage an attorney, certified public accountant, and any other person to be of assistance in the arbitration of any matter before the committee.  The expenses of the committee, including those of persons engaged to be of assistance to the committee, shall be shared by the parties in proportions to be determined by the arbitration committee.  The arbitration award shall not include punitive damages, factual findings, or conclusions of law, but such arbitration award may include attorney fees in an amount determined by the arbitration committee.  Any award rendered by the arbitration committee shall be final and binding and judgment may be entered upon it in any North Carolina court of competent jurisdiction.  Except as herein provided, the provisions of Article 45C of Chapter 1 of the North Carolina General Statutes shall apply in arbitration proceedings.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this section, without breach of this arbitration provision.

10.           Specific Enforcement; Damages; Attorneys' Fees.  employee acknowledges that a remedy at law for any breach or threatened breach by employee of the provisions of this Agreement would be inadequate to protect the Company against the consequences of such breach, and employee therefore agrees that (a) the Company shall be entitled to injunctive relief in case of any such breach or threatened breach without posting any bond, and (b) employee shall account for and pay over to the Company all monetary damages suffered by the Company as the result of any transactions constituting a breach of any of the provisions of this Agreement.  Employee further agrees that in the event he breaches this Agreement, employee shall pay all reasonable attorneys' fees allowed by law incurred by the Company in enforcing the terms of this Agreement and in seeking damages for its breach, or both, together with all court costs.

11.           Waiver.  The failure of any party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.  Waiver by any party hereto of any breach or default by the other parties of any of the terms and provisions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

12.           Successor Employers.  Employee hereby authorizes the Company to provide a copy of this Agreement to any and all future employers, and to notify any and all future employers that the Company intends to exercise its legal rights arising out of or in conjunction with this Agreement and/or any breach or any inducement of breach of it.

13.           Reformation/Severability of Agreement.  If any provision of this Agreement shall for any reason be adjudged by any court of competent jurisdiction or arbiter to be illegal, invalid, or otherwise unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.  The invalid or unenforceable provision shall be reformed so that each party shall have the obligation to perform reasonably alternatively to give the other party the benefit of its bargain.  In the event the invalid or unenforceable provision cannot be reformed, the other provisions or applications of this Agreement shall be given full effect, and the invalid or unenforceable provision shall be deemed struck.

14.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and employee, their respective subsidiaries, affiliates, principals, members, managers, directors, officers, successors and assigns, heirs, legatees, executors, administrators, and personal representatives, as applicable;  provided, however, that the agreements of employee are personal to employee, and employee shall not assign employee's obligations, responsibilities, and benefits hereunder.  The Company shall have the right to assign its obligations, responsibilities, or benefits hereunder.

15.           Governing Law; Venue; Consent to Personal Jurisdiction.  This Agreement is executed in the State of North Carolina, and employee agrees that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.  Any lawsuit brought under the terms of this Agreement shall have exclusive venue in the state and federal courts of Wake County, North Carolina;  provided, however, that with respect to any proceeding for injunctive relief the Company may, at its option, bring the proceeding before a court where employee resides at the time of such proceeding.  Employee hereby consents to the personal jurisdiction of such courts.

16.           Notice.  Any notice required hereunder shall be deemed sufficient and service thereof completed upon receipt, refusal, or nondelivery of same if same shall be in writing and hand-delivered or addressed to the addressee at the last known post office address thereof, in the case of employee, or the registered office of the Company, in the case of the Company, and mailed certified or registered mail, with return receipt requested, postage prepaid.

17.           Entire Agreement.  This Agreement contains the entire agreement and understandings by and between the Company and employee with respect to the covenants herein described, and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect.  No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

18.           Section Headings.  The section headings are for convenience of reference only and shall not be construed as terms of this Agreement.

19.           Survival of Covenants.  The provisions set forth in Sections 4 through 19 of this Agreement shall survive the termination of this Agreement and shall survive termination of employee's employment with the Company.

[Remainder of page intentionally left blank.  Signatures follow.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name in such form as to be binding, and employee has executed this Agreement by subscribing his name and adopting as his seal the typewritten word "SEAL" appearing beside his name, all effective as of the Effective Date.

ETRIALS, INC.

By: /s/ M. Denis Connaghan

Its: President and CEO

EMPLOYEE:

/s/ E. James Emerson (SEAL)
E. James Emerson

Residence Address:

OMITTED